UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   October 27, 2010

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Information

On October 27, 2010, Javo Beverage Company (the “Company”) announced that due to liquidity constraints, the Company has not paid interest payments that were due on October 1, 2010, in the aggregate amount of $264,658 pursuant to the Company’s Unsecured Senior Subordinated Promissory Notes that mature in 2017 in the aggregate principal amount of $10.5 million (the “Notes”).  Such non-payment does not constitute an event of default or result in acceleration of principal under the terms of the Notes.  Despite recent improvements in its operating cash flow, the Company believes that its current and near-term liquidity will not allow it to make such interest payments out of its operating cash flows and that the payment terms would need to be restructured in some fashion.  Additionally, the Company has been unable to make timely payments to certain of its trade vendors.  Accordingly, the Company’s board of directors has engaged a third-party financial consultant to advise and assist the Company in developing and executing a plan to restructure the Company’s capitalization and existing indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVO BEVERAGE COMPANY, INC.

Date:	October 27, 2010	By:	/s/ Richard A. Gartrell
		Name:	Richard A. Gartrell
		Title:	Chief Financial Officer